Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Executive Vice President
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(646) 277-1214

Christopher & Banks Updates Outlook for Fiscal 2014 Fourth Quarter

Ahead of Presentation at ICR XChange

Minneapolis, MN, January 9, 2015 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today updated its outlook for the fiscal 2014 fourth quarter, ahead of its presentation at the ICR XChange Conference in Orlando, Florida.

For the fourth quarter of fiscal 2014, the Company now expects:

•                  total net sales between $96 million to $98 million, as compared to $104.9 million of net sales in last year’s fourth quarter;

•                  gross margin to be relatively flat as compared to the comparable prior year period, largely driven by improved merchandise margins offset by deleveraging of occupancy; and

•                  SG&A dollars to be between approximately $32.0 million and $32.5 million, as compared to $31.4 million of SG&A expense reported in the fourth quarter last year.

LuAnn Via, President and Chief Executive Officer, commented:  “We are pleased with our performance thus far this quarter in view of the challenging retail environment.  Our inventory levels are in line with our expectations and we are comfortable with our position heading into fiscal 2015.  Our key initiatives in merchandising and marketing continue to take hold and our transition to the MPW format continues to drive improved store productivity and

CHRISTOPHER & BANKS UPDATES OUTLOOK FOR FISCAL 2014

FOURTH QUARTER AHEAD OF PRESENTATION AT ICR XCHANGE

profitability.  We are confident that we have the foundation in place to achieve our long-term growth and profitability goals.”

As noted on its most recent quarterly investor conference call and as described in its Form 10-Q Report for the third fiscal quarter ended November 1, 2014, with the continued conversion of stores to the MPW format and anticipated new store openings, the percentage of stores eligible to be used for comparison in the Company’s same-store sales calculation will continue to decline over the next several fiscal quarters. As a result, for the near-term, the Company believes same- store sales, on its own, will not be an accurate predictor of its overall performance. Therefore, the Company currently anticipates that its sales guidance, at least through the first quarter of fiscal 2016, will be based on its expectations for total net sales rather than same-store sales. The Company intends to continue reporting same-store sales on a historical basis.

ICR XChange Conference

As previously announced, the Company will be meeting with analysts and investors, and presenting at the ICR XChange Conference in Orlando, Florida on Monday, January 12, 2015.  The presentation will be held at 10:30 a.m. EDT on January 12th and webcast live at www.christopherandbanks.com.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of January 9, 2015, the Company operates 546 stores in 43 states consisting of 200 Christopher & Banks  stores, 108 stores in its women’s plus size clothing division CJ Banks, 194 MPW stores and 44 outlet stores.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements that for the fourth quarter of fiscal 2014, the Company now expects (i) total net sales between $96 million to $98 million, as compared to $104.9 million of net sales in last year’s fourth quarter; (ii) gross margin to be relatively flat as compared to the comparable prior year period, largely driven by improved merchandise margins offset by deleveraging of occupancy; (iii) SG&A dollars to be between approximately $32.0 million and $32.5 million, as compared to $31.4 million of SG&A expense reported in the fourth quarter last year; (iv) that the Company is comfortable with its inventory position heading into fiscal 2015; and (v) that the Company is

CHRISTOPHER & BANKS UPDATES OUTLOOK FOR FISCAL 2014

FOURTH QUARTER AHEAD OF PRESENTATION AT ICR XCHANGE

confident that it has the foundation in place to achieve its long-term growth and profitability goals.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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